Exhibit 2.2

Execution Version

STOCK PURCHASE AGREEMENT

Among

CRANE COMPANY,

CRANE HOLDINGS, CO.,

REDCO CORPORATION,

and

SPRUCE LAKE LIABILITY MANAGEMENT HOLDCO LLC

Dated as of August 12, 2022

INDEX OF DEFINED TERMS

(OTHER THAN TERMS DEFINED IN SECTION 6.16)

Acquisition Engagement	Section 6.12(a)(i)
Agreement	Preamble
Anti-Corruption Laws	Section 2.13(b)
Buyer	Preamble
Buyer Indemnified Party	Section 5.2(a)
Closing	Section 1.2(a)
Closing Date	Section 1.2
Combined Tax Return	Section 4.3(a)(i)
Company	Preamble
Company Accounts	Section 2.5
Company Confidential Information	Section 4.8
Company Parties	Section 6.12(a)(i)
Company Pre-Closing Tax Return	Section 4.3(a)(i)
Company Shares	Recitals
Deductible	Section 5.2(a)
Enforceability Limitations	Section 2.1
Future Defense Costs	Section 4.3(a)(iii)
Guaranty	Section 6.14
Indemnified Party	Section 5.3(a)
Indemnifying Party	Section 5.3(b)
Individual Basket Amount	Section 5.2(a)
Insurance Policy	Section 2.15

K&L	Section 6.12(b)(i)
Material Contracts	Section 2.8(b)
Notice of Claim	Section 5.3(a)
Parties	Preamble
Party	Preamble
Pre-Closing Applicable Books and Records	Section 4.1(a)
Pre-Closing Matters	Section 6.12(b)(i)
Pre-Closing Tax Period	Section 5.2(a)(v)
Privileged Communications and Materials	Section 6.12(a)(ii)
Reorganization	Section 4.2(a)
Reorganization Documents	Section 2.6
Reorganization Transactions	Section 2.6
Sale	Section 1.1
Seller	Preamble
Seller Closing Payment	Recitals
Seller Indemnified Party	Section 5.2(b)
Seller Transaction Counsel	Section 6.12(a)(i)
Settlement Agreements	Section 2.8(a)(ix)
Straddle Period	Section 5.2(a)(v)
Tax Claim	Section 4.3(f)(i)
Transfer	Section 4.2(a)
Transfer Taxes	Section 4.3(g)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 12, 2022 (this “Agreement”), is made and entered into by and among Crane Company, a Delaware corporation (the “Seller”), Spruce Lake Liability Management Holdco LLC, a Delaware limited liability company (the “Buyer”), Redco Corporation, a Delaware corporation (the “Company”), and, solely for purposes of the Guaranty set forth in Section 6.14, Crane Holdings, Co. (“Parent”). Seller, Buyer, the Company and Parent are each referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the sole owner of all of the issued and outstanding shares of the Company (the “Company Shares”);

WHEREAS, the Company is retaining Liabilities with respect to Asbestos Claims for which the Company will remain responsible following the Closing; and

WHEREAS, Crane Ltd. is retaining the Crane Ltd. UK EL Insurance Program, and the Liabilities with respect to Asbestos Claims against Crane Ltd. have not been assumed by the Company (with the Company to provide indemnification with respect to such Liabilities (subject to the terms and conditions set forth herein));

WHEREAS, the Company is retaining the Unidynamics/Resistoflex Environmental Insurance Program, and the Unidynamics/Resistoflex Environmental Liabilities have not been assumed by Seller (with the Seller to provide indemnification with respect to such Liabilities (subject to the terms and conditions set forth herein)); and

WHEREAS, at the Closing, Seller will ensure that Company has $551,599,410 in immediately available funds at Closing (the “Seller Closing Payment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CLOSING

Section 1.1 Closing. At the Closing, on the terms and conditions set forth herein:

(a) Seller hereby sells, assigns and transfers to Buyer, and Buyer hereby purchases from Seller, the Company Shares free and clear of all Liens (other than Liens on transfer imposed under applicable securities Laws or created by Buyer) (the “Sale”) in exchange for the covenants and agreements of Buyer contained herein; and then

(b) contemporaneously with the Sale, Buyer hereby makes a capital contribution of $83,000,000 to the equity capital of the Company (and the Company hereby receives, acquires and accepts such funds).

The transactions set forth in clauses (a) and (b) above shall all occur contemporaneously as set forth above and the Closing shall not be considered to have happened or occurred until each of such transactions is consummated in accordance with its terms.

Section 1.2 Closing Date and Deliveries.

(a) The closing of the transactions contemplated by Section 1.1 (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. New York time on the date of this Agreement (the “Closing Date”).

(b) At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) a stock certificate representing the Company Shares together with a duly executed stock power evidencing the transfer of the Company Shares by Seller to Buyer free and clear of all Liens (other than Liens on transfer imposed under applicable securities Laws or created by Buyer);

(ii) letters of resignation from the directors and officers of the Company set forth in Section 1.2 of the Disclosure Schedules;

(iii) evidence reasonably acceptable to Buyer that the Company is holding the Seller Closing Payment;

(iv) a duly executed Internal Revenue Service Form W-9 of Seller; and

(v) evidence reasonably acceptable to Buyer that all Contracts, transactions, notes, payables, advances (cash or otherwise) or other extensions of credit required to be terminated pursuant to Section 4.10 have been so terminated, with no further liabilities or obligations of the Company from and after the Closing.

(c) Buyer’s Deliverables. At the Closing, Buyer shall make the equity contribution to the Company as set forth in Section 1.1(b) above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in the Disclosure Schedules, as of the date of this Agreement, Seller hereby represents and warrants to Buyer:

Section 2.1 Authority. Each of Seller and the Company has full legal right and all requisite power and authority, and has taken all actions necessary, to authorize, execute, perform and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable. The execution, delivery and performance by Seller and the Company of this Agreement and each other Transaction Document to which it is a party and the consummation by Seller and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller and the Company, as applicable, and no other corporate action on the part of the Seller or the Company is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each of Seller and the Company has duly executed and delivered this Agreement and each other Transaction Document to which it is a party and, assuming the due authorization, execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party, this Agreement and each such other Transaction Document constitute each of Seller’s and the Company’s legal, valid and binding obligation, enforceable against them, as applicable, in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Limitations”).

Section 2.2 Organization and Corporate Power.

(a) The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the nature of its business makes such qualification or licensing necessary under applicable Law.

(b) True, correct and complete copies of the Constituent Documents of the Company as in effect on the date of this Agreement have been made available to Buyer. The Company is not in violation of any material provision of its Constituent Documents.

Section 2.3 Consents and Approvals; No Conflicts.

(a) No filing or registration with, notification to, or authorization, registration, consent, expiration of waiting period or approval of any Governmental Authority is required to be made or obtained by Seller, the Company, or any other Affiliate of Seller in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document by Seller and/or the Company, as applicable, do not, and the consummation of the transactions contemplated hereby or thereby does not and will not (i) conflict with or result in a violation of any provision of the Constituent Documents of Seller or the Company; (ii) conflict with or result in a violation of any Law or Order applicable to Seller, the Company or any of their respective properties or assets; (iii) result in the creation of any Lien upon any assets of, or used by, the Company; (iv) conflict with or result in a violation of any Permit or (v) with or without notice, lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a material violation of, result in the acceleration of or create in any Person the right to modify, suspend, revoke, increase any obligation, accelerate, terminate or cancel any Contract (other than any Insurance Policy as to which no representation or warranty is made in this Section 2.3(b)) to which Seller or the Company are a party or by which either of their respective properties, rights or assets is subject or bound.

Section 2.4 Capitalization.

(a) The Company Shares constitute all of the issued and outstanding shares of the Company. All of the Company Shares are duly authorized and validly issued, fully paid and non-assessable and have been issued in compliance with applicable Law and not in violation of: (i) any preemptive rights, rights of first offer, rights of first refusal, purchase option, call option or similar rights; or (ii) the Constituent Documents of the Company. Seller is the owner of all of the Company Shares and upon transfer of the Company Shares to Buyer at the Closing in accordance with this Agreement, good and valid title to all of the Company Shares will pass to Buyer free and clear of any Liens other than any (x) transfer restrictions under applicable federal and state securities Laws and (y) Liens created by Buyer.

(b) (i) The Company has not issued or granted and is not bound by any outstanding options, equity-based awards, equity-linked securities, phantom stock, warrants, puts, calls, subscription rights, preemptive rights, rights of first refusal, redemption rights or securities convertible or exchangeable into equity securities of the Company and (ii) the Company is not a party nor subject to any Contract obligating the Company to (A) issue, transfer or sell any equity interests of the Company or securities convertible into or exchangeable or exercisable for such equity interests, (B) issue, grant or be bound by any options, equity-based awards, equity-linked securities, phantom stock, warrants, puts, calls, subscription rights, preemptive rights, rights of first refusal, redemption rights or securities convertible or exchangeable into equity securities of the Company or (C) redeem, repurchase or otherwise acquire any equity securities of the Company.

(c) Neither Seller nor the Company are parties to any Contract that restricts the transfer of, that relates to (or that provides a proxy for) the voting of, or that provides registration rights in respect of, the equity interests of the Company. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of the Company may vote.

(d) The Company does not own any capital stock or equity interests of any other Person.

Section 2.5 Financial Statements. A true, correct and complete copy of the unaudited pro forma balance sheet of the Company as of July 31, 2022 is set forth in Section 2.5 of the Disclosure Schedules (the “Company Accounts”). Except as set forth on Section 2.5 of the Disclosure Schedules, the Company Accounts (i) have been derived from the accounting books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the assets and liabilities, profits and losses of the Company as of the date indicated (subject to normal year-end adjustments and the absence of notes, none of which individually or in the aggregate are material). The Company does not have any Indebtedness, unfunded commitments for borrowed money or undrawn letters of credit outstanding at the date hereof. The Company has no liability in respect of a guarantee of any Indebtedness of any other Person.

Section 2.6 Absence of Certain Changes or Events; Reorganization Transactions.

(a) Except as set forth on Section 2.6(a) of the Disclosure Schedules, since May 17, 2022, the Company has not conducted any material business or operations other than with respect to the management of Asbestos Claims in the ordinary course of business, management of insurance matters in the ordinary course of business (including tendering claims and administration of collections) and actions, approvals and filings to effectuate the Reorganization Transactions.

(b) Seller and each Affiliate of Seller that was a party to the Reorganization Transactions had all requisite power and authority to execute and deliver the Reorganization Documents, to perform its obligations thereunder and to consummate the Reorganization Transactions. The execution, delivery and performance by Seller and such Affiliates of Seller of the Reorganization Transactions was duly authorized by all necessary corporate action of such Affiliates of Seller. Seller and each such Affiliate of Seller duly executed and delivered the Reorganization Documents, and the Reorganization Documents constitute each Seller and such Affiliate’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by the Enforceability Limitations. In connection with the Reorganization Transactions, the Company withdrew from doing business in all states and jurisdictions, including any qualifications or licenses to do business in such states and jurisdictions, other than as necessary for performance of its obligations or to the extent restricted under applicable Laws (e.g., until a tax clearance certificate is obtained). The states and jurisdictions in which the Company is registered to do business or has qualifications or licenses to do business are set forth on Section 2.6(b) of the Disclosure Schedules.

(c) “Reorganization Transactions” means the transactions set forth on Section 2.6(c) of the Disclosure Schedules.

(d) “Reorganization Documents” means all agreements, certificates and other documents entered into in connection with the Reorganization Transactions, as set forth on Section 2.6(d) of the Disclosure Schedules.

Section 2.7 Asbestos Claims.

(a) Except as set forth on Section 2.7(a) of the Disclosure Schedules, to the Knowledge of Seller, from January 1, 2018 through July 31, 2022, all Claims with respect to Asbestos Claims that have been received by the Company through due service of process on the Company are provided to the Claims Database for inclusion therein.

(b) Section 2.7(b) of the Disclosure Schedules sets forth the amounts of any settlements of, or Orders with respect to, Asbestos Claims that have been settled, enforced, agreed upon or entered into from January 1, 2013 through July 31, 2022 (presented in aggregate amounts by calendar year and indicating the aggregate amount by calendar year the Company or a Crane Historical Party has already paid).

(c) Section 2.7(c) of the Disclosure Schedules sets forth the amounts of all costs and expenses billed in connection with the defense or litigation of the Asbestos Claims from January 1, 2013 through July 31, 2022 (presented in aggregate amounts by calendar year).

Section 2.8 Company Material Contracts.

(a) Except as set forth on Section 2.8(a) of the Disclosure Schedules, the Company is not a party to or bound by any Contract with rights or obligations remaining in effect as of the date of this Agreement:

(i) that provides for material legal and case management services with respect to Asbestos Claims;

(ii) with any supplier, vendor or service provider;

(iii) that relates to any joint venture, partnership or other similar agreement or arrangements;

(iv) that is a settlement, conciliation or similar agreement (A) with any Governmental Authority that has any material outstanding liability or obligation after the Closing Date, (B) pursuant to which the Company will have any material outstanding liability or obligation after the Closing Date, or (C) which imposes any equitable or injunctive relief that restricts, in any material respect, the current business or activities of the Company;

(v) that (A) is a credit agreement, loan agreement, indenture, security agreement, guarantee, note, mortgage or other Contract providing for or securing Indebtedness, (B) grants a Lien or restricts the granting of Liens on any property or asset of the Company, (C) provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or (D) restricts payment of dividends or any distributions in respect of the equity interests of the Company;

(vi) that is between (A) the Company, on the one hand, and (B) any of Seller or its Affiliates (other than the Company), on the other hand, and which will survive the Closing or for which the Company will have any liabilities or obligations (excluding any Contract entered into in connection with this transaction);

(vii) that relates to material Intellectual Property licensed to the Company, other than non-exclusive licenses entered into in the ordinary course of business with an aggregate value of less than $50,000;

(viii) under which the Company (A) leases or subleases any real property from any other Person or (B) leases from any other Person any equipment or other tangible personal property;

(ix) that is a written settlement, coverage-in-place, tolling, buy-out or other similar agreement with one or more insurers with respect to any Asbestos Claims (the “Settlement Agreements”); or

(x) that is material to the business of the Company or the administration of Asbestos Claims.

(b) The Contracts required to be listed on Section 2.8(a) of the Disclosure Schedules are referred to herein as the “Material Contracts.” Except as set forth on Section 2.8(b) of the Disclosure Schedules, Seller and/or the Company has made available to Buyer true, correct and complete copies of each Material Contract, including any schedules, exhibits and amendments thereto.

(c) (i) Each Material Contract is valid and binding on the Company and is in full force and effect, and, to the Knowledge of Seller, is valid, binding and enforceable on the other parties thereto, subject to the Enforceability Limitations, (ii) each Material Contract shall continue in full force and effect after Closing on the same terms and conditions as in effect immediately prior to Closing and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would or does constitute a material breach or material default on the part of the Company under any Material Contract or, to the Knowledge of Seller, any other party thereto. Except as set forth on Section 2.8(c) of the Disclosure Schedules, as of the date hereof, the Company is not and has not been in a material dispute with a counterparty to a Material Contract, and the Company has not received written notice from any other party to a Material Contract that such other party intends to modify, renew on materially different terms, terminate or fail to renew any such Material Contract.

Section 2.9 Employee Matters.

(a) There are no individuals employed by the Company as of the date of this Agreement. The Company is not a party to or otherwise bound by any collective bargaining agreement or other contract or agreement with any labor organization, labor union or other similar representative.

(b) The Company does not sponsor, maintain, contribute to (or have a requirement to contribute to) any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code; or (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA).

(c) Seller and its Affiliates (other than the Company) shall retain or assume any and all current or contingent liabilities or obligations (other than any liabilities or obligations which constitute Asbestos Claims) that relate to or at any time arise under, pursuant to or in connection with any benefit or compensation plan, program, policy, contract, practice, agreement or arrangement at any time maintained, sponsored, contributed to or required to be contributed to by Seller, the Company, any of their respective Affiliates or any Person who is or was at the relevant time treated as a single employer under Section 414 of the Code with Seller, the Company or any of their respective Affiliates.

(d) Neither the execution and delivery of this Agreement nor the transactions contemplated herein (either alone or in combination with any other event) will (i) result in any payment becoming due to any former director, officer, employee or individual independent contractor of the Company or (ii) result in the acceleration of the time of payment, vesting or funding or the forfeiture of any benefits or compensation provided to or payable to any former director, officer, employee or individual independent contractor of the Company, in each case, with respect to which the Company shall have any liabilities or obligations at and following the Closing.

Section 2.10 Affiliate Transactions. Except as set forth on Section 2.10 of the Disclosure Schedules, since July 31, 2022, none of Seller or its Affiliates (other than the Company) (a) has entered into any Contract with the Company, (b) has borrowed money from or loaned money to the Company, (c) has any claim or cause of action against the Company or (d) owns, leases, or has any economic or other right, license, title or interest in or to any asset, that is owned, used, or held for use by or necessary or material to the operation of the business of the Company as currently conducted. Upon the consummation of the transactions contemplated herein, there will be no outstanding or unsatisfied liabilities or obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between the Company, on the one hand, and Seller or its Affiliates (other than the Company), on the other hand other than this Agreement and the Surviving Reorganization Documents.

Section 2.11 Environmental Compliance. Except with respect to Asbestos Claims, the Unidynamics/Resistoflex Environmental Claims, the Unidynamics/Resistoflex Environmental Liabilities or as set forth on Section 2.11 of the Disclosure Schedules, (i) the Company is in, and has been since January 1, 2018 in, material compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits required under Environmental Laws, (ii) there are no pending or unresolved or, to the Knowledge of the Seller, threatened material Environmental Claims against, received by or, to the Knowledge of the Seller, respecting the Company, and (iii) to the Knowledge of the Seller, there has been no use, treatment, handling, transportation, storage, manufacture, distribution, release, disposal, or presence of, or exposure of any Person to, any Hazardous Material so as to give rise to any material liability or material obligation (contingent or otherwise) for the Company under any Environmental Law. Except with respect to the Unidynamics/Resistoflex Environmental Claims or as set forth on Section 2.11 of the Disclosure Schedules, Seller or an Affiliate thereof (other than the Company) have assumed all material liabilities and obligations (contingent or otherwise) of the Company under any Environmental Law in connection with the Reorganization Transactions. The Unidynamics/Resistoflex Environmental Claims will not reduce or otherwise impact the Insurance Policies in the Crane Asbestos Insurance Program applicable to the Asbestos Claims.

Section 2.12 Real Property. The Company does not own any real property or interests in real property or any options to acquire such real property or interests therein.

Section 2.13 Compliance with Laws.

(a) Other than with respect to Asbestos Claims and Unidynamics/Resistoflex Environmental Liabilities, the Company is, and has been since January 1, 2018 in compliance in all material respects with all applicable Laws. Other than with respect to Asbestos Claims and Unidynamics/Resistoflex Environmental Liabilities, the Company is not subject to any unsatisfied Order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority imposing any material outstanding liability or obligation or ongoing equitable or injunctive relief that restricts, in any material respect, the current business or activities of the Company.

(b) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Seller, the Company’s stockholders, managers, employees, agents, contractors or any other Person acting on behalf of the Company has (i) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback, or other illegal payment, economic benefit, or anything of value to any Person; (ii) paid, established or maintained on behalf of the Company any funds or assets that have not been recorded in the books and records of the Company; or (iii) otherwise materially violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-corruption or anti-bribery law (collectively, “Anti-Corruption Laws”).

(c) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Seller, the Company’s stockholders, managers, employees, agents, contractors or any other Person acting on behalf of the Company, is or has been in the past five (5) years, a Sanctioned Person, or is or has been in the past five (5) years the subject of debarment or any list-based designation as a denied party under the Ex-Im Laws, or has engaged in, or is now engaged in, any dealings or transactions with, or for the benefit of, any Sanctioned Person, or has otherwise materially violated Sanctions or the Ex-Im Laws. There have been no legal, regulatory, or administrative proceedings, filings, orders, or governmental investigations, or any internal or external audits, reviews, or inquiries, alleging or concerning any actual or potential material violations by the Company of Sanctions, Anti-Corruption Laws or the Ex-Im Laws.

(d) Except with respect to Asbestos Claims or Unidynamics/Resistoflex Environmental Liabilities or as set forth on Section 2.13(b) of the Disclosure Schedules, there are no Claims (i) pending or to the Knowledge of the Seller, threatened in writing against or affecting the Company or any of its assets, rights or properties or any of its officers, managers or directors; or (ii) initiated or threatened in writing by or on behalf of the Company.

(e) The Company does not hold any material Permits.

Section 2.14 Taxes.

(a) The Company has timely filed (or caused to be timely filed) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. The Company has timely paid, caused to be paid, or accrued on the Company’s or Parent’s balance sheet (as applicable) all material Taxes due and payable by it and has withheld and paid all material Taxes that the Company is obligated to withhold from amounts owing to any employee, former employee, independent contractor, shareholder, creditor or any other Person.

(b) No material deficiency for any Tax has been asserted or assessed against the Company by a Tax authority in writing, other than any deficiency that has been fully paid, settled or withdrawn. The Company has not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request for any such waiver or extension is currently pending. There are no Liens for Taxes on the assets of the Company other than Liens for Taxes not yet due and payable.

(c) No audit, examination, investigation or other proceeding in respect of any material Taxes or any material Tax Return of the Company is currently ongoing or pending or, to the Knowledge of the Seller, proposed or threatened in writing.

(d) The Company (i) is not and has not been a member of a group (other than any such group the common parent of which is Seller, the Company, or one of their Affiliates) filing a consolidated, combined, affiliated, unitary or similar income Tax Return and (ii) has no liability for Taxes of any Person (other than the Company or other member of any group described in clause (i)) arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise by operation of Law (other than pursuant to any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business the primary subject matter of which is not Tax matters).

(e) The Company is not a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity, reimbursement or similar agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business the primary subject matter of which is not Tax matters).

(f) No written claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction (other than any such claim that has been fully resolved).

(g) Within the last two years, the Company has not been a “distributing corporation” nor a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 or 361 of the Code is applicable.

(h) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(i) The Company will not be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a transaction occurring on or prior to the Closing Date. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(j) With respect to any taxable period beginning on or after the Company’s conversion to a Delaware corporation in connection with the Reorganization Transactions, the Company has not made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or taken any other similar action, if such action would have the effect of increasing in any material respect the Tax liability of the Company for any period ending after the Closing Date or decreasing in any material respect any Tax attribute of the Company.

(k) The Company has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

Nothing in this Section 2.14 (other than the representation set forth in Section 2.14(j)) shall be construed as providing a representation or warranty with respect to the availability in any Tax period (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes.

Section 2.15 Insurance Coverage.

(a) True and correct copies of documents in the Company’s possession, custody or control comprising or evidencing insurance policies carried by, or maintained on behalf of, the Company applicable to the Asbestos Claims (each such policy or agreement, an “Insurance Policy”) and comprising any settlement agreements in respect of an Insurance Policy within the Crane Asbestos Insurance Program have been made available to Buyer, and the Insurance Policies comprising the Crane Asbestos Insurance Program are set forth on Section 2.15 of the Disclosure Schedules (specifying the insurer, the policy number and the period of coverage).

(b) Except: (i) as set forth in a settlement agreement in respect of an Insurance Policy; (ii) in respect of the resolution of any claim against an insolvent insurer or an insurer otherwise under regulatory supervision, or otherwise in respect of the liquidation, insolvency, or regulatory action against an insurer; and (iii) on account of the exhaustion or impairment of potentially-applicable limits of liability, each Insurance Policy in the Crane Asbestos Insurance Program is in full force and effect. There are no outstanding premiums due and payable under any such Insurance Policies in the Crane Asbestos Insurance Program.

(c) The execution, delivery and performance of this Agreement and each other Transaction Document by Seller and/or the Company, as applicable, do not, and the consummation of the transactions contemplated hereby or thereby does not and will not, with or without notice, lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a material violation of, result in the acceleration of or create in any Person the right to terminate or cancel any Insurance Policy in the Crane Asbestos Insurance Program.

Section 2.16 Brokers. Neither Seller, nor the Company or their respective Affiliates have engaged any bankers, brokers or other persons who may be paid a fee as a result of the transactions contemplated by this Agreement for which Buyer or its Affiliates (including the Company following the Closing) may be liable.

Section 2.17 Predecessor Entities. Seller hereby acknowledges that all references to “the Company” in the foregoing representations (and any applicable definitions in defined terms used herein) include each predecessor entity merged into the Company.

Section 2.18 No Other Representations or Warranties. Except for the representations and warranties of Buyer in Article III, Seller acknowledges that neither Buyer nor any Person acting on its behalf has made, and shall not be deemed to have made, any other express or any implied representations or warranties whatsoever and specifically (but without limiting the generality of the foregoing), that neither Buyer nor any Person acting on its behalf makes any representation or warranty with respect to any forecasts, projections or estimates provided by Buyer or any Person acting on its behalf to Seller, any of Seller’s Affiliates or any Person acting on any of their behalf. Seller has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in the Disclosure Schedules, Buyer hereby represents and warrants to Seller and the Company as follows:

Section 3.1 Authority. Buyer has full legal right and all requisite power and authority, and has taken all actions necessary to authorize, execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby in accordance with the terms of this Agreement and the other Transaction Documents, as applicable. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer, as applicable and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer has duly executed and delivered this Agreement and each other Transaction Document to which it is a party and, assuming the due authorization, execution and delivery by Seller and Company of this Agreement and each other Transaction Document to which each is a party, this Agreement and each such other Transaction Document constitute Buyer’s legal, valid and binding obligation, enforceable against it in accordance with their terms, except as limited by the Enforceability Limitations.

Section 3.2 Organization and Corporate Power.

(a) Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business in the jurisdiction in which it operates.

(b) True, correct and complete copies of the Constituent Documents of Buyer as in effect on the date of this Agreement have been made available to Seller. Buyer is not in violation of any provision of its Constituent Documents.

Section 3.3 Consents and Approvals; No Conflicts.

(a) No filing or registration with, notification to, or authorization, registration, consent, expiration of waiting period or approval of any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document by Buyer does not, and the consummation of the transactions contemplated hereby or thereby do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both): (i) any provision of the Constituent Documents of Buyer; (ii) any Law or Order applicable to Buyer or any of its properties or assets; or (iii) any Contract to which Buyer is a party.

Section 3.4 Legal Proceedings. There are no Claims pending, or to the Knowledge of Buyer, threatened against Buyer or any Affiliate thereof or any of their respective assets, rights or properties or any of the officers or directors of Buyer or any Affiliate thereof that could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Neither Buyer nor any Affiliate thereof nor any of their respective properties, rights or assets is or are subject to any Order except for those that, individually or in the aggregate, could not reasonably be expected to impair, materially delay, prevent or prohibit the consummation of the transactions contemplated by this Agreement.

Section 3.5 Brokers. Neither Buyer nor any of its Affiliates have engaged any bankers, brokers or other persons who may be paid a fee as a result of the transactions contemplated by this Agreement for which the Company, Seller or any of their respective Affiliates may be liable.

Section 3.6 Solvency.

(a) Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud present or future creditors or claimants of the Company.

(b) Assuming that the representations and warranties of Seller contained in this Agreement are true in all material respects at and immediately after Closing, upon and immediately following the Closing (after giving effect to all of the transactions and agreements contemplated by this Agreement), Buyer will be Solvent.

Section 3.7 No Other Representations or Warranties.

(a) Buyer acknowledges that: (i) it has had access to the books and records, contracts, agreements and documents, and employees, agents and Representatives of the Company, Seller and such other Affiliates of Seller as it deems necessary or advisable in connection herewith; and (ii) Buyer has had an opportunity to seek accounting, legal and other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby.

(b) Buyer acknowledges and agrees that it has only relied on the representations and warranties of Seller set forth in Article II and that none of Seller, the Company, their Affiliates or any Person acting on their behalf has made, and shall not be deemed to have made, any other express or any implied representations or warranties whatsoever.

(c) In furtherance of the foregoing, Buyer acknowledges and agrees that neither Seller, the Company, their Affiliates, nor any Person acting on their behalf has made (and Buyer is not relying on) any representations or warranties (including any information provided in the data room) (i) with respect to the Asbestos Claims or any forecasts, projections, estimates or information regarding the amount of the Asbestos Claims or (ii) with respect to the amount (if any) that may be collectible under (or otherwise obtainable in connection with) any of the Insurance Policies or any forecasts, projections, estimates or information regarding such amounts; provided that the foregoing does not limit the express scope of the representations and warranties set forth in Article II.

(d) Buyer acknowledges and agrees that payments with respect to the Asbestos Claims may be materially greater than any amounts set forth in the Project Red Confidential Information Memorandum, the Company Accounts and other materials that may have been provided to (or discussed with) Buyer or its representatives, including any materials in the data room.

(e) Buyer acknowledges and agrees that the amount (if any) that may be collectible under (or otherwise obtainable in connection with) any of the Insurance Policies may be materially less than any amounts set forth in the Project Red Confidential Information Memorandum, the Company Accounts and other materials that may have been provided to (or discussed with) Buyer or its representatives, including any materials in the data room.

(f) Buyer acknowledges and agrees that the representations and warranties of Seller set forth in Article II do not, and shall not be deemed to, (i) limit the Company’s indemnification of Seller for Asbestos Claims, or (ii) require the Seller to indemnify any Buyer Indemnified Party for any Asbestos Claims.

ARTICLE IV

COVENANTS

Section 4.1 Pre-Closing Books and Records.

(a) Following the Closing, Seller shall retain ownership of all books and records relating to the Asbestos Claims, any Liabilities related thereto and the Asbestos Insurance Rights in each case relating to the period prior to the Closing (“Pre-Closing Applicable Books and Records” ). Seller will preserve and keep all Pre Closing Applicable Books and Records consistent with past practice for any period as may be (i) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Authority or (ii) reasonably necessary with respect to the prosecution or defense of any audit or Claim that is then pending or threatened and with respect to which Buyer or the Company has notified Seller as to the need to retain such Pre-Closing Applicable Books and Records. At the Closing, Seller will deliver or cause to be delivered to the Buyer electronic copies of the Pre-Closing Applicable Books and Records to the extent such electronic copies are in Seller’s possession as of the date hereof, including providing Buyer access to Pre-Closing Applicable Books and Records as set forth on Section 4.1(a) of the Disclosure Schedules.

(b) After the Closing, Seller will, and will cause its Affiliates and Representatives to, afford to Buyer, the Company and their Representatives (at the sole expense of Buyer or the Company), reasonable access during normal business hours upon reasonable notice by Buyer (i) to the Pre-Closing Applicable Books and Records relating to Asbestos Claims, including physical access to all such Pre-Closing Applicable Books and Records stored at any facilities or warehouses of Seller or any of its Affiliates, and Buyer shall be entitled to make (at its own cost and expense) and keep copies of such Pre-Closing Applicable Books and Records, (ii) to such employees of Seller or its Affiliates as is reasonably necessary to resolve any Claims for which Buyer or its Affiliates are responsible and (iii) to Pre-Closing Applicable Books and Records as are reasonably necessary to assist in the preparation or filing of any Tax Return or compliance with any audit, examination or investigation relating to the tax or financial affairs of the Company.

(c) After the Closing, in connection with any audit, investigation, dispute or litigation involving Seller or its Affiliates, Buyer will cause the Company to afford to Seller and its Representatives (in each case, at Seller’s sole expense) reasonable access during normal business hours upon reasonable notice by Seller to (i) all books and records relating to the accounting, legal, litigation, tax, regulatory, business and financial affairs of the Company relating to the period after to the Closing to the extent reasonably related to such audit, investigation, dispute or litigation and (ii) to such employees of the Buyer or Company as is reasonably necessary in connection therewith.

(d) All information received pursuant to this Section 4.1 that is not generally available to the public shall be kept confidential by the Party obtaining such information, subject to any disclosure (i) to such Party’s Representatives that are subject to confidentiality obligations (with such Party responsible for any breach of confidentiality by such Representatives) or (ii) that is required to be made by such Party in order to comply with applicable Law or the rules or regulations of any securities exchange upon which its securities or the securities of its Affiliates are traded provided that reasonable notice (and consultation to the extent practicable) shall be provided to the other Party prior to any such disclosure. Notwithstanding the foregoing, neither Party (or its Affiliates) shall be required to provide such access or furnish such information if it in good faith reasonably believes that doing so would be reasonably be expected to (w) unreasonably interfere with the business or operations of such Party; (x) breach or violate any applicable Law or Order, (y) result in the loss of attorney-client privilege, work product protection or any other evidentiary privilege or protection, or (z) violate any confidentiality obligation with respect to such information, provided that in each case of (w), (x), (y) and (z) the Parties agree to collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set forth in (w), (x), (y) or (z).

Section 4.2 Post-Closing Distributions.

(a) Except as set forth on Section 4.2(a) of the Disclosure Schedules, following Closing, neither the Company nor any of its Subsidiaries that the Company may own or form following the Closing shall, directly or indirectly (including by merger, reorganization, recapitalization, combination, dissolution, splitting, division, transfer of domicile, amalgamation, by operation of law or otherwise (collectively, a “Reorganization”)) engage in, make or permit to occur (A) a Reorganization, (B) any dividend, distribution, payment or other transfer of cash or other assets (including by a loan or other intercompany agreement) to, or other vesting of assets in, Buyer or any of its Affiliates (excluding the Company and its wholly owned Subsidiaries at such time) or (C) assume, guarantee or otherwise become liable or responsible for liabilities or obligations of Buyer or any of its Affiliates (excluding the Company and its wholly owned Subsidiaries at such time) (any of the foregoing in (A) through (C), a “Transfer”); provided that (i) the Company may make Tax Distributions and (ii) from and after the seventh (7th) anniversary of the Closing (but not before such date), the Company may engage in, make or permit to occur a Transfer (other than Tax Distributions, which are governed by clause (i)), upon notice to the Seller, if and only if (x) the Company has obtained an actuarial valuation report as to the undiscounted aggregate amount of the Asbestos Claims (including costs and expenses related to defense of such matters) of the Company from an independent third party actuarial firm with expertise in asbestos-related liabilities, that is dated and issued to the Company no more than three months prior to the Transfer; (y) such Transfer (1) is consummated in accordance with applicable Laws in force and effect from time to time under which the Company is subject and (2) would not be or give rise to a fraudulent transfer or unlawful dividend (as each term is defined under applicable Laws in force and effect from time to time under which the Company is subject); and (z) any loan or other lending arrangement under which a Transfer is effected (which, for the avoidance of doubt, shall be subject to the other provisions of this Section 4.2) shall only be made by the Company to a credit-worthy Affiliate of Buyer at such time with a maturity or duration of less than twelve (12) months.

(b) The Company shall at all times remain a Delaware corporation, provided that the Company may be converted to a Delaware limited liability company.

(c) Notwithstanding anything to the contrary in this Agreement, from the Closing until the seventh (7th) anniversary of the Closing, if the Buyer and/or the Company materially breach or violate this Section 4.2 (subject to an opportunity to cure such breach or violation within thirty (30) days of notice from the Seller), the Seller shall be automatically released from any indemnification obligations under Section 5.2(a) of this Agreement (other than Section 5.2(a)(vi)), and no Buyer Indemnified Party shall be entitled to any indemnification thereunder whatsoever. For the avoidance of doubt, the foregoing shall not be the exclusive remedy for any such breach or violation and will be in addition to any other rights and remedies that Seller may have arising out of such breach or violation.

Section 4.3 Tax Matters.

(a) Tax Returns.

(i) Seller shall prepare or cause to be prepared (x) any combined, consolidated, affiliated, unitary, or similar Tax Return that includes Seller or any of its Affiliates, on the one hand, and the Company, on the other hand (a “Combined Tax Return”), and (y) all Tax Returns (other than a Combined Tax Return) of the Company for any Pre-Closing Tax Period (a “Company Pre-Closing Tax Return”). Seller shall timely prepare or cause to be timely prepared and shall timely file or cause to be timely filed with the appropriate taxing authorities all such Tax Returns described in the preceding sentence. Seller shall timely pay all Taxes due with respect to any Tax Return described in this Section 4.3(a)(i). With respect to any Company Pre-Closing Tax Return with respect to income Taxes that is filed after the Closing Date, Seller shall deliver a completed draft of said Tax Return to Buyer for Buyer’s review and comment at least fifteen (15) days in the case of any U.S. federal income Tax Return and at least three (3) days in the case of any state or local Tax Return prior to the filing thereof. Seller shall consider in good faith any reasonable comments of Buyer.

(ii) Buyer shall prepare or cause to be prepared all Tax Returns of the Company for all taxable periods ending after the Closing Date (for the avoidance of doubt not including any Combined Tax Returns described in Section 4.3(a)(i), which shall be prepared or caused to be prepared by Seller). Tax Returns for Straddle Periods shall be prepared on a basis consistent with past practices of the Company except to the extent otherwise required by applicable Law. Buyer shall deliver a completed draft of said Tax Return to Seller for Seller’s review and comment at least fifteen (15) days in the case of any U.S. federal income Tax Return and at least three (3) days in the case of any state or local Tax Return prior to the filing thereof. Buyer shall consider in good faith any reasonable comments of Seller.

(iii) Neither Seller nor any of its Affiliates will claim any loss or deduction for any income Tax purposes in respect of any costs or expenses (including legal fees) to be incurred by the Company following the Closing with respect to Asbestos Claims, other than amounts paid to plaintiffs or potential plaintiffs, or their designees or beneficiaries (whether paid by Seller or through Seller’s Representatives acting on behalf of Seller), to settle or resolve Asbestos Claims (“Future Defense Costs”), including any loss or deduction attributable to basis derived from any cash or other property contributed by Seller or any of its Affiliates to the Company for the purpose of funding estimated Future Defense Costs.

(iv) Seller will not report the Reorganization Transactions and/or the Sale as part of a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(b) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) In the case of Taxes not described in (i) above (such as Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such Tax period ended as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(c) To the extent permitted under applicable Law, the taxable year of the Company that includes the Closing Date shall close at the end of the day on the Closing Date for all income Tax purposes, and all income Tax Returns shall be filed consistently with the foregoing.

(d) Buyer, the Company and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in (i) preparing and filing all Tax Returns, (ii) preparing and filing any document reasonably necessary for Seller or Company to obtain a tax clearance certificate in connection with Seller or the Company withdrawing qualification to do business in any jurisdiction, and (iii) in resolving all disputes and audits with respect to all periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder; provided that nothing in this Section 4.3(d) shall require a party to provide the other party with any portion of any Combined Tax Return, including any schedules or workpapers with respect thereto (other than pro forma Tax Returns of the Company that are prepared in connection with any Combined Tax Return). Seller shall notify Buyer in writing no later than September 15, 2023 as to whether it is claiming any loss on the Sale of the Company Shares for U.S. federal income tax purposes.

(e) With respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall cause the Company not to (i) make, change or rescind any Tax election, (ii) amend any Tax Return, (iii) file any Tax Return in a jurisdiction in which the Company did not file previously (unless Buyer reasonably determines that such filing is necessary based on a change in circumstances occurring after the taxable period in respect of any previously filed Tax Return and notifies Seller), (iv) engage in any voluntary disclosure or similar process with any taxing authority, or (v) extend the statute of limitations with respect to any Tax. Buyer and its Affiliates shall not be permitted to make an election under Section 338 of the Code (or any similar election under state or local Tax law) with respect to the transactions contemplated by this Agreement.

(f) Tax Claims.

(i) With respect to any Tax audit or similar administrative or judicial proceeding for Taxes of the Company related to a Pre-Closing Tax Period for which a claim for indemnification pursuant to this Agreement could be made (a “Tax Claim”), Seller shall, solely at its cost and expense, control all such Tax Claims; provided, however, that (A) Buyer shall have the right to fully participate in any such Tax Claim with counsel of its own choosing, (B) Seller shall keep Buyer reasonably informed regarding the status of such Tax Claim, (C) Seller shall first consult, in good faith with Buyer before taking any action with respect to the conduct of such Tax Claim and (D) Seller shall not settle, compromise or abandon any such Tax Claim that would reasonably be expected to result in a material adverse effect on Buyer or any of its Affiliates without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Buyer shall control all Tax Claims (other than any Tax Claim in respect of a Combined Tax Return) related to a Straddle Period; provided, however, (A) Buyer shall keep Seller reasonably informed regarding the status of such Tax Claim, (B) Buyer shall consult with Seller before taking any significant action in connection with such Tax Claim, (C) Seller shall have the right to fully participate in any such Tax Claim with counsel of its own choosing, (D) Buyer shall first consult in good faith with Seller before taking any action with respect to the conduct of such Tax Claim, and (E) Buyer shall not settle, compromise or abandon any such Tax Claim that would reasonably be expected to result in a material adverse effect on Seller or any of its Affiliates without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Claim with respect to (x) any Tax Return of Seller or any of its Affiliates (other than the Company) or (y) any Combined Tax Return, provided, however, that in the case of a Tax Claim with respect to a Combined Tax Return that relates in whole or in part to Taxes of the Company, which Tax Claim could reasonably be expected to materially increase a Tax liability of Buyer, Seller shall keep Buyer reasonably informed regarding the status of such Tax Claim (but only to the extent such Tax Claim relates to Taxes of the Company).

(g) Transfer Taxes. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer. The Party required by applicable Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other necessary and required documentation.

(h) Tax Refunds and Credits. Seller shall be entitled to the amount of any refund (or credit in lieu of a refund) of Taxes attributable to the Company for any Pre-Closing Tax Period or which relate to the portion of a Straddle Period ending on and including the Closing Date. Buyer shall, if Seller so reasonably requests and at Seller’s expense, file for and obtain or cause its relevant Affiliates to file for and obtain any refunds or credits with respect to such Tax periods; provided, that Buyer shall not be required to take any action to the extent such action is reasonably expected to have a non de minimis adverse impact on Buyer or any of its Affiliates. Seller shall have the right to control the conduct of any such claim for any Pre-Closing Tax period at Seller’s sole cost and expense; provided that Seller shall keep Buyer reasonably informed regarding the status of any such claim. Payments pursuant to this Section 4.3(h) shall be made in immediately available funds within fifteen (15) days of the actual receipt or realization of the applicable refund or credit and shall include, for the avoidance of doubt, any interest paid thereon, but shall be net of any reasonable and documented out-of-pocket expenses of Buyer and any Taxes in respect of the receipt or accrual of such refund or credit. Buyer shall control any such claims related to a Straddle Period; provided that (i) Buyer shall keep Seller reasonably informed regarding the status of any such claim, (ii) Seller shall have the right, at Seller’s expense, to participate fully in any such proceeding, including selecting counsel of its choosing to represent Seller and (iii) Buyer shall not settle or compromise any such claim without obtaining the advance written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.4 Administration of Asbestos Claims Post-Closing. Following the Closing, Seller will promptly notify (and in any event within ten (10) Business Days) the Buyer and Company in writing of any Asbestos Claims that Seller or its Affiliates may receive and for which the Company is otherwise obligated to provide an indemnity under this Agreement; provided, however, that no failure or delay in providing such notice shall release Buyer or the Company from any of their indemnification obligations with respect thereof except to the extent the Company is materially prejudiced by such failure or delay. The notice shall set forth in reasonable detail the date and nature and basis of such Claim; provided that it is understood and agreed that transmittal (including by email or other electronic means) to the Company of a copy of the summons and/or complaint served on Seller or any of its Affiliates alleging any Asbestos Claim shall satisfy such notice requirement. The Company will promptly assume the defense of any such Claim and take commercially reasonable steps to ensure that the Company is named as the defendant in such Action and Seller or its Affiliates are not named as defendants in such Action; provided that, in connection with removing Seller (and any Affiliate thereof) as a defendant named therein, Seller will reasonably cooperate with Buyer and the Company with respect to thereto, including with respect to the prompt provision of information reasonably requested by Buyer or the Company in relation to such Claim that is reasonably available to Seller. Neither the Company nor Buyer shall require the prior approval of Seller or any of its Affiliates to consent to the entry of any judgment or enter into any settlement or payment with respect to such Claim pursuant to this Section 4.4; provided that any such settlement (i) shall not impose an injunction or other equitable relief upon Parent, Seller or their respective Affiliates, (ii) shall not involve a finding or admission of any violation of applicable Law or the rights of any Person by Parent, Seller or their respective Affiliates or other wrongdoing by Parent, Seller or their respective Affiliates and (iii) shall not provide for, create or impose any liabilities or obligations (monetary or otherwise) on Parent, Seller or their respective Affiliates.

Section 4.5 Unidynamics/Resistoflex Environmental Insurance Program.

(a) Upon the Closing, the Company appoints Seller (as agent of the Company) to take all reasonable and necessary steps, as determined by Seller in its sole discretion and at Seller’s sole cost, to pursue Unidynamics/Resistoflex Environmental Insurance Rights. Buyer and the Company shall take all actions reasonably requested by Seller in connection therewith (including providing such powers of attorney and other appropriate documentation, in form and substance reasonably requested by Seller, to implement the foregoing), and shall not take any actions or intentionally permit omissions that would adversely affect (other than in a de minimis way) Seller’s rights hereunder with respect to the Unidynamics/Resistoflex Environmental Insurance Program. In furtherance of the foregoing, Buyer and the Company shall promptly inform Seller of any claims made by the Company under any policies in the Unidynamics/Resistoflex Environmental Insurance Program in respect of Losses relating to, arising out of or attributable to Asbestos Claims; provided that (i) nothing in this Section 4.5 (including the Unidynamics/Resistoflex Environmental Claims) shall reduce or otherwise impact the Asbestos Insurance Rights under the Crane Asbestos Insurance Program and (ii) it shall not be considered a violation of this Section 4.5 for the Company or Buyer to take any action or inaction relating to defending or litigating Asbestos Claims or pursuing insurance coverage for Asbestos Claims under the Crane Asbestos Insurance Program. In furtherance of the foregoing, Buyer and the Company shall promptly inform Seller of any claims made by the Company under any policies in the Unidynamics/Resistoflex Environmental Insurance Program in respect of Losses relating to, arising out of or attributable to Asbestos Claims. For the avoidance of doubt, except as set forth in this Section 4.5, the Company and Buyer shall be free to take any action they deem, in their sole discretion, to be necessary or appropriate as respects the Crane Asbestos Insurance Program.

(b) Notwithstanding anything to the contrary in this Agreement, if any Unidynamics/Resistoflex Environmental Liabilities are charged, levied or otherwise assessed to any Buyer Indemnified Party, such Buyer Indemnified Party shall notify Seller, and Seller shall fully and promptly pay all costs and amounts (including fees and expenses of counsel arising or incurred in connection therewith) directly to the payee, and such Buyer Indemnified Party shall not have any liability or obligation with respect thereto.

(c) If any obligation to provide financial assurance is imposed on any Buyer Indemnified Party by the operation of any Environmental Law or by an environmental regulatory agency with respect to the Unidynamics/Resistoflex Environmental Insurance Claims, Seller shall (i) fully and promptly fulfill such financial assurance obligation on behalf of such Buyer Indemnified Party and (ii) pay all costs in accordance with Section 4.5(b).

Section 4.6 Names of the Company. From and after the Closing Date, the Company and any of its Subsidiaries shall not, and Buyer shall cause the Company and any of its Subsidiaries not to, change their respective names to any name that contains the word “Crane” (or any variation thereof) or any name bearing a resemblance to Seller’s current name. The Company may use the corporate names of Seller or its Affiliates in a factual and non-trademark manner to the extent necessary to defend and settle the Asbestos Claims in accordance with this Agreement.

Section 4.7 Publicity. In connection with the execution of this Agreement, Parent shall issue a mutually agreed press release regarding the transactions contemplated herein and thereafter no Party shall issue a separate press release regarding the transactions contemplated herein without the prior written approval of the other Parties (not to be unreasonably withheld, conditioned or delayed). Except as provided in the Confidentiality Agreement (subject to the terms and conditions therein, including the termination provisions) and Section 4.8 of this Agreement, the Parties shall not otherwise be subject to confidentiality obligations with respect hereto; provided that notwithstanding the Confidentiality Agreement, the Parties (and their Affiliates) may disclose information about the transactions contemplated herein (but not non-public information regarding the other Parties) to other Persons, including current or prospective investors and analysts. For the avoidance of doubt, nothing herein or in the Confidentiality Agreement shall restrict (A) the Parties from disclosing information (without prior notice) about the transactions contemplated herein as may be required or advisable (in the good faith judgment of such Party) under applicable Law or the rules or regulations of any securities exchange upon which its securities or the securities of its Affiliates are traded and (B) Buyer and its Affiliates from making disclosures to any of its current or prospective investors in connection with Buyer’s and its Affiliates’ customary fundraising and marketing or informational or reporting activities, subject to customary confidentiality arrangements with respect to any information that remains subject to the Confidentiality Agreement.

Section 4.8 Confidentiality. Seller acknowledges that any material non-public information it may have regarding the Asbestos Claims or the Insurance Policies (other than those relating to the Unidynamics/Resistoflex Environmental Insurance Program or the Crane Ltd. UK EL Insurance Program) (such information collectively, the “Company Confidential Information”), is the property of the Company. Accordingly, without the Company’s or Buyer’s prior written consent, Seller agrees that it shall not, and shall cause is Affiliates not to, directly or indirectly through any third party or Affiliate, disclose any Company Confidential Information to any unauthorized Person (other than as is required to be disclosed in connection with bona fide compliance, Tax or regulatory activity or in respect of any bona fide corporate transaction (including any financing, sale transaction, spin-off or business combination), provided that each such recipient is subject to customary confidentiality obligations). Company Confidential Information shall not include any information that (x) becomes available to the public other than as a result of acts or omissions to act of Seller or any of its Affiliates, (y) is required to be disclosed pursuant to any applicable Law (it being agreed that Seller shall, to the extent legally permissible, provide Buyer or the Company with prompt written notice of any such requirement prior to disclosure of any such Company Confidential Information so that Buyer or the Company may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 4.8) or (z) is used in connection with any Claim to which the Seller or any of its Affiliates is a party.

Section 4.9 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, powers of attorney, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Following the Closing until September 1, 2022, Seller shall not terminate or otherwise amend the portion of its existing Contract with CT Corporation System that covers the Company with respect to Asbestos Claims; provided that CT Corporation System shall provide individuals identified by Buyer access to CT Corporation System’s electronic database and notification systems under such Contract during such period.

Section 4.10 Termination of Related Party Contracts and Obligations.

(a) Prior to the Closing, Seller shall take, or cause to be taken, all such actions necessary so that, except for the Surviving Reorganization Documents: (a) all Contracts and transactions between Seller (or any Affiliate thereof (other than the Company)) and the Company are terminated, with no further obligations or liabilities of the Company from and after the termination thereof and (b) all outstanding notes, payables, advances (cash or otherwise) or other extensions of credit owed to (or by) the Company from (or to) Seller or any Affiliate thereof (other than the Company) are terminated, with no further obligations or liabilities of the Company from and after the termination thereof.

(b) Section 4.10(b) of the Disclosure Schedules sets forth each of the Contracts, transactions, outstanding notes, payables, advances (cash or otherwise) or other extensions of credit that shall be terminated in accordance with Section 4.10(a).

Section 4.11 Recovery Rights. Following the Closing, in the event (i) Buyer or the Company fails to promptly (and in any event within 30 Business Days of Buyer becoming actually aware that such Recovery Right(s) is exercisable) exercise any applicable Recovery Rights in connection with a matter against which Seller is to be indemnified pursuant to Article V and the Company fails to so indemnify Seller, Seller shall be provided the opportunity to exercise such Recovery Rights following prior written notice to Buyer; and (ii) the Parties become aware of any Recovery Rights related to Asbestos Claims that are not in the name of the Company, to the extent permitted by the underlying Contracts governing such Recovery Rights, Seller shall promptly assign or cause the assignment of such Recovery Rights to the Company for no additional consideration, subject to the terms of this Section 4.11. Following the Closing, Seller shall be entitled to exercise all rights under any Third Party Assumption Obligations to the extent not related to Asbestos Claims (including the right to make Claims (and settle Claims) to the extent not related to Asbestos Claims) and the Company shall reasonably cooperate in connection therewith at its own expense and for no additional consideration.

Section 4.12 Bank Mandates. Concurrently with Closing, the Parties shall release to Wells Fargo Bank, N.A. all documents necessary and sufficient to change control of all of the Company’s bank accounts from Seller to Buyer. To the extent necessary to consummate any such change of control, within three (3) Business Days after the Closing Date, Seller shall, as applicable in each case, and to the extent relating to the Company or Asbestos Claims: (i) revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by Buyer and (ii) deliver to Buyer all bank account access information and devices, such as fobs and keys.

Section 4.13 Further Actions. The Parties agree to take the actions set forth on Section 4.13 of the Disclosure Schedules.

Section 4.14 Wrong Pocket.

(a) The Parties acknowledge that, following the Closing, all Insurance Proceeds under the Crane Asbestos Insurance Program applicable to the Asbestos Claims are the property of Buyer. In the event that after the Closing, Seller or any of its Affiliates receives any such Insurance Proceeds, Seller shall remit any such payment within five (5) Business Days (or cause to be remitted within five (5) Business Days) to Buyer.

(b) The Parties acknowledge that, following the Closing, all Insurance Proceeds under the Unidynamics/Resistoflex Environmental Insurance Program applicable to the Unidynamics/Resistoflex Environmental Liabilities are the property of Seller. In the event that after the Closing, Buyer, the Company or any of their Affiliates receives any such Insurance Proceeds, Buyer shall remit any such payment within five (5) Business Days (or cause to be remitted within five (5) Business Days) to Seller.

Section 4.15 Service Providers. Except as set forth in Section 6.3 of the Disclosure Schedules, Seller is responsible for all of the fees, costs and expenses of third-party advisors incurred by Seller, the Company or their respective Affiliates prior to Closing in connection with the transactions contemplated by this Agreement, including all such fees, costs and expenses payable to attorneys, financial advisors or accountants, and all obligations under any engagement letter or other agreement or understanding with any investment banker or broker in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, on and following the Closing, the Company remains responsible for all fees, costs and expenses incurred by the Company in connection with the management of Asbestos Claims and management of Asbestos Insurance Rights.

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date hereunder and continue in full force and effect until the date that is the second anniversary of the Closing Date, except that the Fundamental Representations shall survive until sixty (60) days following the expiration of the applicable statute of limitations. The covenants in this Agreement that require performance after the Closing shall survive in accordance with their terms. For the avoidance of doubt, other than with respect to indemnification pursuant to Section 5.2(a)(i) and Section 5.2(b)(i), the indemnification obligations contained herein represent the parties’ intention to allocate certain liabilities and obligations and are not claims for breach in any respect, thus the parties intend for such provisions to remain in effect after Closing in perpetuity. Notwithstanding the foregoing, all representations and warranties related to any claim asserted pursuant to Article V within the relevant time period set forth in this Section 5.1 shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made.

Section 5.2 Indemnification.

(a) By Seller. Subject to Section 4.2(c), from and after the Closing, Seller agrees to defend, indemnify and hold harmless Buyer, the Company and their respective Affiliates and each of their respective managers, officers, directors, employees, agents and other Representatives (each, a “Buyer Indemnified Party”) from and against any and all Losses relating to, arising out of or attributable to:

(i) any breach of or inaccuracy in any representation or warranty of Seller in this Agreement; provided, however that Seller has not made any representations or warranties regarding Asbestos Claims or the Insurance Policies and shall not provide any indemnification with respect to (or be responsible for any Liabilities arising out of) any Asbestos Claims or the Insurance Policies; except solely to the extent of any breach of Section 2.7 or Section 2.15 and subject to the express terms and other limitations set forth herein;

(ii) any breach of or failure by Seller to perform, or cause to be performed, any of the covenants or obligations contained in this Agreement or the other Transaction Documents;

(iii) all (x) fees and expenses of counsel, accountants, consultants and advisors to Seller or the Company or any of their respective Affiliates arising or incurred prior to the Closing in connection with the transactions contemplated herein (or any other similar or alternative transaction contemplated by the Seller prior to the Closing), except as set forth in Section 6.3, and (y) Indebtedness of the Company as of the Closing;

(iv) any Contract, transaction, note, payable, advance (cash or otherwise) or other extension of credit that was required to be terminated prior to Closing pursuant to Section 4.10;

(v) any Taxes of (A) Seller or any of its Affiliates for any Tax Period, (B) the Company, for any Tax period ending on or before the Closing Date (“Pre-Closing Tax Period”) or with respect to any Tax period that begins on or before and ends after the Closing Date (“Straddle Period”) for the portion thereof ending on the Closing Date, (C) any Person (other than the Company) which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary, aggregate or similar Tax Return, with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date (as a result of Treasury Regulations Section 1.1502-6 or otherwise), and (D) any Person (other than the Company) imposed on the

Company, or for which the Company is otherwise liable, as a transferee or successor, by contract, or otherwise by operation of Law (other than pursuant to any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business, the primary subject matter of which is not Tax matters), which liability arises as a result of an event or transaction occurring prior to the Closing;

(vi) any Unidynamics/Resistoflex Environmental Liabilities, including: (A) any Unidynamics/Resistoflex Environmental Liabilities charged, levied or otherwise assessed to any Buyer Indemnified Party, or (B) any obligation to provide financial assurance that may be imposed on any Buyer Indemnified Party by the operation of Environmental Law (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) or by an environmental regulatory agency with applicable jurisdiction over Unidynamics/Resistoflex Environmental Liabilities; and

(vii) any actual or alleged actions, omissions, events, occurrences or circumstances that occurred prior to, or relate to the period of time prior to, the Closing, including (A) any Environmental Claims, causes of action and other liabilities and obligations of or against the Seller, any of its Affiliates or the Company arising under or relating to Environmental Laws or Hazardous Materials arising out of the properties, products, operation, conduct, business or activities of the Seller, its Affiliates or the Company prior to the Closing and (B) the Reorganization Transactions, in each case other than Losses with respect to Taxes (which shall be governed by clause (v) above), Asbestos Claims (which shall be indemnified by the Company pursuant to clause (b) below) and Unidynamics/Resistoflex Environmental Liabilities (which shall be governed by clause (vi) above).

Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 5.2(a)(i):

(x) with respect to any given claim for Losses, unless such claim is individually (or when aggregated with claims arising out of the same or similar facts and circumstances) in excess of $25,000 (the “Individual Basket Amount”) (it being understood that the Buyer Indemnified Parties may recover for the full amount of such Losses (and not just the excess) once the claim exceeds such Individual Basket Amount);

(y) until the aggregate Losses of the Buyer Indemnified Parties that individually (or when aggregated with claims arising out of the same or similar facts and circumstances) exceed the Individual Basket Amount exceeds on a cumulative basis an amount equal to three quarters of one percent (0.75%) of the Seller Closing Payment (the “Deductible”), whereupon the Buyer Indemnified Parties shall be entitled to recover for the aggregate Losses of the Buyer Indemnified Parties that individually (or when aggregated with claims arising out of the same or similar facts and circumstances) exceed the Individual Basket Amount that are solely in excess of the Deductible; and

(z) in a cumulative aggregate amount (taking into account all amounts paid by the Seller pursuant to Section 5.2(a)(i) hereunder) exceeding five percent (5%) of the Seller Closing Payment;

provided that solely with respect to Losses relating to any breach or inaccuracy of any Fundamental Representation, clauses (x) and (y) above shall not apply and clause (z) above shall be deemed (solely as it applies to the Fundamental Representations) to include the amount “$83,000,000” in lieu of “five percent (5%) of the Seller Closing Payment”.

(b) By the Company. From and after the Closing, the Company agrees to defend, indemnify and hold harmless Parent, Seller and any present or future Affiliates and each of their respective managers, officers, directors, employees, agents and other Representatives (each, a “Seller Indemnified Party”) from and against any and all Losses relating to, arising out of or attributable to:

(i) any breach of or inaccuracy in any representation or warranty of Buyer in this Agreement.

(ii) Asbestos Claims; provided that such indemnity will not cover Asbestos Claims against Crane Ltd. except to the extent of any Liabilities that are not paid in full by or on behalf of the insurers participating in the Crane Ltd. UK EL Insurance Program;

(iii) Asbestos Insurance Rights (or the exercise, implementation or enforcement thereof);

(iv) the Crane Asbestos Insurance Program, including any Contracts regarding, related to or in respect of the Crane Asbestos Insurance Program;

(v) any breach of or failure by Buyer to perform, or cause to be performed any of the covenants or obligations contained in this Agreement or the Transaction Documents to which Buyer is a party; and

(vi) any actual or alleged actions, omissions, events, occurrences or circumstances of or with respect to the Company or its Affiliates that occur on or after the Closing.

Notwithstanding anything herein to the contrary, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 5.2(b)(i) in a cumulative aggregate amount (taking into account all amounts paid by the Company pursuant to this Article V hereunder) exceeding $83,000,000.

(c) Exclusive Remedy. Other than with respect to breaches of covenants contained in this Agreement (for which the remedy of specific performance or injunctive relief is available) or Fraud, indemnification pursuant to this Article V shall be the sole and exclusive remedy from and after the Closing with respect to any matter arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement, and the Parties hereto hereby waive and release any other rights, remedies, causes of action, or claims that either of them have or that may arise against any other Party with respect thereto. The Parties (each on behalf of itself and its respective Affiliates) agree that the indemnities set forth in this Article V supersede the indemnities set forth in any of the Reorganization Documents and are the sole and exclusive monetary remedy for any claims against any other Party (and their respective Affiliates) in connection with the Reorganization Transactions, including with respect to any assumption or allocation of liabilities under any of the Reorganization Documents.

(d) Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be entitled to any indemnification arising out of any Losses (i) for any Taxes arising in any taxable period (or portion thereof) beginning after the Closing Date attributable to a breach of the representations in Section 2.14 (other than the representation set forth in Section 2.14(j)), (ii) for Taxes arising from actions of Buyer or its Affiliates on the Closing Date after the Closing outside the ordinary course of business, (iii) as a result of any election under Section 338 of the Code (or any similar election under state or local Tax law) with respect to the transactions contemplated by this Agreement or (iv) for any Taxes that are due to the unavailability in any Tax period (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes, except to the extent arising from a breach of Section 2.14(j).

(e) No party’s rights to indemnification under Section 5.2(a)(i) or Section 5.2(b)(i) shall be affected or deemed waived by reason of any investigation made by or on behalf of such party (including by any of its advisors or representatives) or by reason of the fact that such party or any of such advisors or representatives knew or should have known that any representation or warranty is, was or might be, inaccurate.

(f) For purposes of determining whether there has been any breach of any representation, warranty or covenant made by Seller, Buyer or the Company herein, and for purposes of calculating Losses hereunder, all qualifications to such representation or warranty by use of the word “material”, “materially” or “materiality” shall be disregarded.

(g) No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may be subject to indemnification under multiple provisions of this Article V).

(h) The Seller Indemnified Parties shall be entitled to indemnification hereunder with respect to Asbestos Claims (i) notwithstanding the theory of liability alleged in an Asbestos Claim, including any Asbestos Claim based on theories of veil-piercing or successor liability or that alleges the Company was not solvent as of or prior to Closing or any Asbestos Claim made under or in respect of applicable federal or state fraudulent transfer law, and (ii) regardless of whether or not (x) such Asbestos Claims have been asserted against a Seller Indemnified Party, the Company or any other Crane Historical Party, or (y) any Seller Indemnified Party, the Company, any other Crane Historical Party or Representatives of any of the foregoing has any actual or constructive knowledge of such Asbestos Claims.

Section 5.3 Procedure for Indemnification for Breach of Representations and Warranties.

(a) Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under Section 5.2(a)(i) or Section 5.2(b)(i) (an “Indemnified Party”) (except indemnification claims with respect to Section 5.2(a)(i) which arise under Section 2.14 or Section 5.2(a)(v), both of which shall be governed by Section 4.3(f)) shall, in the case of a Buyer Indemnified Party, promptly notify in writing Seller and, in the case of a Seller Indemnified Party, promptly notify in writing the Company, as applicable (any such notice, a “Notice of Claim”); provided, however, that no delay on the part of any Indemnified Party in providing such notice shall adversely affect the rights of the Indemnified Party under Section 5.2 except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Notice of Claim shall set forth in reasonable detail (i) the date and nature and basis of such claim and (ii) a good faith estimate of the amount of such claim (if known and quantifiable). The Indemnified Party shall provide any information reasonably requested by Seller or the Company, as the case may be, in relation to such claim.

(b) If a claim for indemnification is with respect to a Claim under Section 5.2(a) or 5.2(b) by a Third Party against an Indemnified Party, (i) Seller, in the case of a claim by a Buyer Indemnified Party or (ii) the Company, in the case of a claim by a Seller Indemnified Party (Seller or the Company, as applicable, the “Indemnifying Party”), shall be entitled (but not obligated) to defend the Indemnified Party against such Claim with counsel selected by the Indemnifying Party (subject to the reasonable approval of the Indemnified Party) at the Indemnifying Party’s sole cost and expense; provided however that prior to assuming such control of the Claim, the Indemnifying Party acknowledges in writing that it is obligated to indemnify the Indemnified Party with respect to such Claim to the extent provided for in, and subject to the limitations of, this Article V. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld); provided that such consent of the Indemnified Party shall not be required if the judgment or proposed settlement (i) releases the Indemnified Party and its Affiliates from all liability or obligation in connection with such Claim, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party or its Affiliates but involves solely the payment of money damages for which the Indemnified Party will be fully indemnified and (iii) does not involve a finding or admission of any violation of applicable Law or other wrongdoing by the Indemnified Party or its Affiliates or of the rights of any Person by the Party. If the Indemnifying Party elects to assume the defense of such a Claim, (x) the Indemnifying Party shall use commercially reasonable efforts in the defense or settlement of such Claim; (y) the Indemnified Party shall, at the Indemnifying Party’s sole cost and expense, cooperate in all reasonable respects with the Indemnifying Party and its attorneys in such defense, and (z) the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Claim with its own counsel, but the fees and expenses of such counsel shall be at its own expense unless representation of both the Indemnified Party and the Indemnifying Party by the same counsel would represent a conflict of interest for such counsel under applicable standards of professional conduct for attorneys, in which case the Indemnifying Party will pay the reasonable fees and expenses of such counsel. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability (or to actions or omissions which could reasonably be expected to result in such liability) with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) An indemnity payment made by the Company, Parent or the Seller pursuant to this Agreement shall be treated as an adjustment to the purchase price for Tax purposes, unless otherwise required by applicable Law or an audit or other administrative or judicial action with respect to either of such Parties causes any such payment not to constitute an adjustment to the purchase price for Tax purposes.

Section 5.4 Procedure for Indemnification for Breach of Company Indemnity. Any indemnification Claims under clause (ii) of Section 5.2(b) shall be governed by reference to, and subject to the terms of, Section 4.4 of this Agreement. In the event of any conflict between the procedures set forth in this Article V and Section 4.4, the procedures set forth in Section 4.4 shall control.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects with respect to any of the terms contained herein only in a writing signed by each of the Parties.

Section 6.2 Extension; Waiver. Each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Parties contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 6.3 Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such fees and expenses whether or not the transactions contemplated hereby are consummated; provided that, except as set forth in Section 6.3 of the Disclosure Schedules, all fees and expenses incurred by the Company shall be paid by Seller.

Section 6.4 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, by facsimile or by electronic mail so long as confirmation of delivery is obtained, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following mailing if delivered by certified mail, registered mail, courier service, return-receipt received to the party. All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a) if to Buyer, to:

Spruce Lake Liability Management Holdco LLC

c/o Fortress

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention:                 David N. Brooks

Email:                       dbrooks@fortress.com

with a copy to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

Attention:                  Justin King

                                   Mark Maloney

Email:                       jking@kslaw.com

                                   mmaloney@kslaw.com

(b) if to the Company, to:

Redco Corporation

Email:                       Group_Redco_notices@fortress.com

                                   dbrooks@fortress.com

with a copy to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

Attention:                  Justin King

                                   Mark Maloney

Email:                        jking@kslaw.com

                                   mmaloney@kslaw.com

(c) if to Seller, to:

Crane Holdings, Co.

100 First Stamford Place

Stamford, CT 0902

Attention:                  General Counsel

Email:                       adiorio@craneco.com

With a copy to:         clutzo@craneco.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:                  Ravi Purushotham

                                   Michael Torkin

Email:                       rpurushotham@stblaw.com

                                   michael.torkin@stblaw.com

Section 6.5 Entire Agreement.

(a) This Agreement, the Schedules and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b) Any disclosure in any Party’s Disclosure Schedule under this Agreement corresponding to and qualifying a specific numbered paragraph shall be deemed to correspond to and qualify any other numbered paragraph relating to such Party to which the applicability of the disclosure is readily apparent on the face of such disclosure. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 6.6 Third Party Beneficiaries. This Agreement is not intended to confer any rights (including the right to rely upon the representations, warranties and covenants set forth herein), benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto, their respective successors and assigns permitted hereunder in accordance with Section 6.8, and, solely with respect to Article V, the Buyer Indemnified Parties and the Seller Indemnified Parties.

Section 6.7 Severability. If any term, provision, covenant or restriction (or part thereof) of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto.

Section 6.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that Seller shall be permitted to assign this Agreement to any Solvent Person (such Solvency as determined in good faith by the Seller in its sole discretion) acquiring all or substantially all of its assets; provided further that no assignment shall limit or reduce Seller’s (or Seller’s assignee’s) obligations hereunder; and provided further that any direct or indirect merger, change of control or sale, issuance or other reorganization of Seller shall not constitute an assignment hereunder. If Seller sells all or substantially all of its assets to any Person(s), whether by way of a single transaction or a series of related transactions, then concurrently with such transaction(s) Seller shall require such Person(s) to assume all of Seller’s obligations set forth in Article V of this Agreement.

Section 6.9 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of Law that would require or permit the application of the Laws of another jurisdiction.

Section 6.10 Exclusive Jurisdiction. Each of the Parties (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware in the City of Wilmington, or, if such court does not have subject matter jurisdiction, any court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware in the City of Wilmington, or, if such court does not have subject matter jurisdiction, any court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 6.4.

Section 6.11 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware in the City of Wilmington or, if such court does not have subject matter jurisdiction, any court of the State of Delaware, without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.12 Legal Representation.

(a) Seller Transaction Counsel

(i) Simpson Thacher & Bartlett LLP and Skadden, Arps, Slate, Meagher & Flom LLP (collectively, “Seller Transaction Counsel”) have acted as counsel for Parent, Seller and the Company (prior to and including the Closing) (collectively, the “Company Parties”) in connection with the other transaction documents and the transactions contemplated hereby and thereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, without limitation, Buyer or any of its Affiliates (including the Company following the Closing). Only the Company Parties shall be considered clients of Seller Transaction Counsel in the Acquisition Engagement. If Seller so desires, each Seller Transaction Counsel shall be permitted, without the need for any future waiver or consent, to represent Seller after the Closing in connection with any matter related to the matters contemplated by any of the other transaction documents or any disagreement or dispute relating thereto and may in connection therewith represent the Representatives or Affiliates of Seller in any of the foregoing cases including, without limitation, in any action, dispute, litigation or other adversary proceeding against, with or involving Buyer or the Company following the Closing or any of their Representatives or Affiliates.

(ii) To the extent that communications between Seller, the Company or any of their Affiliates, on the one hand, and any Seller Transaction Counsel, on the other hand, relate to the Acquisition Engagement (in the case of the Company, prior to Closing), such communication and any files or work product of STB to the extent they relate to the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to Seller (the “Privileged Communications and Materials”). Neither Buyer nor any of its Affiliates, including the Company following the Closing, shall have access to any such Privileged Communications and Materials. Buyer hereby waives, on behalf of it and its Affiliates, including the Company, any right of access it may otherwise have with respect to any Privileged Communications and Materials. Without limiting the generality of the foregoing, Buyer acknowledges, for itself and on behalf of its Affiliates, including the Company following the Closing, upon and after the Closing: (i) Seller and Seller Transaction Counsel shall be the sole holders of the attorney-client privilege of the Company Parties with respect to the Privileged Communications and Materials, and neither Buyer nor any of its Affiliates, including the Company and its Subsidiaries following the Closing, shall be a holder thereof; (ii) to the extent that files or work product of Seller Transaction Counsel in respect of the Acquisition Engagement constitute property of a client of Seller Transaction Counsel, only Seller shall hold such property rights of any Company Parties and have the right to waive or modify such property rights; and (iii) Seller Transaction Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications and Materials to Buyer or any of its Affiliates, including the Company following the Closing, by reason of any attorney-client relationship between each Seller Transaction Counsel and the Company Parties or otherwise; provided that, to the extent any communication is both related and unrelated to the Acquisition Engagement, the applicable Seller Transaction Counsel shall provide (and Seller, for and on behalf of the other Company Parties, shall instruct applicable Seller Transaction Counsel to provide) appropriately redacted versions of such communications, files or work product to Buyer or its Affiliates, including the Company following the Closing. Notwithstanding the foregoing, in the event that a dispute arises between any of Buyer, the Company following the Closing or their Affiliates, on the one hand, and Seller, on the other hand, concerning the matters contemplated in any of the transaction documents, Buyer, for itself and on behalf of its Affiliates and the Company following the Closing and their Affiliates, agrees that Buyer, the Company following the Closing and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the Privileged Communications and Materials against Seller.

(iii) Without limitation of the foregoing, any other communication between Seller, the Company or any of their Affiliates, on the one hand, and any Representative of Seller, the Company or any of their Affiliates (other than Seller Transaction Counsel) or any other third person, prior to the Closing and relating to the Acquisition Engagement shall be deemed confidential information of Seller, and from and after the Closing, such communications shall be deemed to be confidential information that belongs solely to Seller. Prior to the Closing, the Company shall be entitled to transfer possession of such communications (including any tangible and intangible copies of such communications) to Seller. Notwithstanding the foregoing, in the event that a dispute arises between any of Buyer or the Company following the Closing or their Affiliates, on the one hand, and Seller, on the other hand, concerning the matters contemplated in any of the transaction documents Buyer, for itself and on behalf of its Affiliates and the Company following the Closing and its Affiliates, agrees that Buyer, the Company following the Closing and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing communications against Seller.

(b) K&L Gates LLP

(i) K&L Gates LLP (“K&L”) has acted as counsel for the Company Parties in connection with this transaction, other related transactions, transaction documents contemplated hereby and thereby, and the Reorganization Transactions (collectively, the “Pre-Closing Transaction Matters” ) and, in that connection, not as counsel for any other Person, including, without limitation, Buyer or any of its Affiliates. Only the Company Parties shall be considered clients of K&L in the Pre-Closing Transaction Matters. “Pre-Closing Transaction Matters” shall not include K&L’s representation of the Company with respect to Asbestos Claims and Asbestos Insurance Rights. Notwithstanding anything herein to the contrary, the Company shall be entitled to engage K&L following the Closing to assist with the Asbestos Claims and Asbestos Insurance Rights, and nothing herein shall restrict the Company’s access to, and K&L from providing to the Company, any of K&L’s communication and files or work product in connection therewith (to the extent such communication and files or work product are not related to the Pre-Closing Transaction Matters).

(ii) To the extent that communications between Seller, the Company or any of their Affiliates, on the one hand, and K&L, on the other hand, relate to the Pre-Closing Transaction Matters (in the case of the Company, prior to Closing), such communication and any files or work product of K&L to the extent they relate to the Pre-Closing Transaction Matters shall be deemed to be Privileged Communications and Materials that belong solely to Seller. Except as provided in the last sentence of Section 6.12(b)(i), and subject to the limitations therein: (a) neither Buyer nor any of its Affiliates, including the Company following the Closing, shall have access to any such Privileged Communications and Materials; and (b) Buyer hereby waives, on behalf of it and its Affiliates, including the Company, any right of access it may otherwise have with respect to any Privileged Communications and Materials. Without limiting the generality of the foregoing, and except as provided in the last sentence of Section 6.12(b)(i), and subject to the limitations therein, Buyer acknowledges, for itself and on behalf of its Affiliates, including the Company following the Closing, upon and after the Closing: (a) Seller and K&L shall be the sole holders of the attorney client privilege of the Company Parties with respect to the Privileged Communications and Materials relating to the Pre-Closing Transaction Matters, and neither Buyer nor any of its Affiliates, including the Company and its Subsidiaries following the Closing, shall be a holder thereof; (b) to the extent that files or work product of K&L in respect of the Pre-Closing Transaction Matters constitute property of a client of K&L, only Seller shall hold such property rights of any Company Parties and have the right to waive or modify such property rights; and (c) K&L shall have no duty whatsoever to reveal or disclose any such Privileged Communications and Materials to Buyer or any of its Affiliates, including the Company following the Closing, by reason of any attorney client relationship between K&L and the Company Parties or otherwise; provided that, to the extent any communication is both related and unrelated to the Asbestos Claims and Asbestos Insurance Rights, K&L shall provide (and Seller, for and on behalf of the other Company Parties, shall instruct K&L to provide) appropriately redacted versions of such communications, files or work product to Buyer or its Affiliates, including the Company following the Closing. Notwithstanding the foregoing, in the event that a dispute arises between any of Buyer, the Company following the Closing or their Affiliates, on the one hand, and Seller, on the other hand, concerning the Asbestos Claims and Asbestos Insurance Rights, Buyer, for itself and on behalf of its Affiliates and the Company following the Closing and its Affiliates, agrees that Buyer, the Company following the Closing and its Affiliates shall not offer into evidence or otherwise attempt to use or assert the Privileged Communications and Materials against Seller.

(iii) Without limitation of the foregoing, and except as stated in Section 6.12(b)(i), any other communication between Seller, the Company or any of their Affiliates, on the one hand, and any Representative of Seller, the Company or any of their Affiliates (other than K&L) or any other third person, prior to the Closing and relating to the Pre-Closing Transaction Matters shall be deemed confidential information of Seller, and from and after the Closing, such communications shall be deemed to be confidential information that belongs solely to Seller. Prior to the Closing, the Company shall be entitled to transfer possession of such communications (including any tangible and intangible copies of such communications) to Seller. Notwithstanding the foregoing, in the event that a dispute arises between any of Buyer or the Company following the Closing or their Affiliates, on the one hand, and Seller, on the other hand, concerning the Pre-Closing Transaction Matters, Buyer, for itself and on behalf of its Affiliates and the Company following the Closing and its Affiliates, agrees that Buyer, the Company following the Closing and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing communications against Seller.

(c) Reorganization Transactions and Privilege. Buyer and the Company agree and acknowledge that in the Reorganization Documents, “Distributed Privileged Information” and “Transferred Privileged Information” were conveyed from the Company or former subsidiaries of the Company that have been directly or indirectly merged into the Company as part of the Reorganization Transactions, to Parent or certain subsidiaries now directly or indirectly owned by Parent, and that the Company did not and does not retain the Distributed Privileged Information or the Transferred Privileged Information.

Section 6.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 6.14 Parent Guarantee.

(a) Parent, in order to induce Buyer to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) the due, punctual and full payment and performance of Seller’s indemnification obligations set forth in Article V, if and when owed.

(b) This Guaranty is a guarantee of payment and performance, and not of collection, and Parent hereby waive any right to require the Buyer or Company, as a condition of payment or performance by Seller of any obligations of Seller hereunder, to proceed against Seller in the event that Seller fails to perform its obligations hereunder.

(c) Parent represents and warrants to Buyer that (i) Parent is duly organized and validly existing under the Laws of Delaware, and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery of this Agreement and the Guaranty contemplated herein have been duly and validly approved by the requisite corporate action, and (iii) no other corporate or stockholder proceedings on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Guaranty and the Guaranty contemplated herein.

(d) This Section 6.14 (and the Guaranty contemplated herein) shall automatically terminate and be of no further force and effect upon the consummation of the spin-off of shares of common stock of the Seller by Parent to stockholders of Parent on a pro rata basis. Seller and Parent covenant and agree that, as of and immediately after the completion of such spin-off transaction, Seller shall be Solvent and able to fully pay and perform all of Seller’s obligations set forth in this Agreement.

Section 6.15 Interpretation.

(a) The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Schedules. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(b) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.

(d) References to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(e) All documents and other information “made available”, “provided”, “furnished” and similar phrases shall mean only such documents or other information uploaded to the Project Red Data Room as at 10:00 am (New York City time), one (1) Business Day prior to the date of this Agreement.

(f) The phrase “ordinary course of business” shall mean with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice, including with respect to timing, frequency and magnitude. References to a Person are also to its permitted successors and assigns.

(g) This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

(h) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.16 Definitions. The following terms and those set forth in the Index of Defined Terms shall have the meanings specified in this Section 6.16 or on the corresponding page number of the Index of Defined Terms:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Asbestos Claim” shall mean any claim of Liability, whenever arising or asserted (before, on, or after the Closing), by any Third Party for Losses actually or allegedly, directly or indirectly, arising in whole or in part from, or attributable in whole or in part to, actual or alleged asbestos or asbestos-containing products or materials pursuant to which a Third Party claims that Company, Seller, any actual or alleged successor to Company or Seller, any actual or alleged past or present Affiliate or Representative of any of the foregoing, or any alleged successor to any such actual or alleged Affiliate or Representative has Liability, including claims of liabilities arising in whole or in part from, or attributable in whole or in part to, actual or alleged asbestos or asbestos-containing products or materials:

(a) manufactured, assembled, designed, sold, distributed, installed, handled, used, specified, recommended, branded, endorsed, disturbed, disposed of, or removed by any Crane Historical Party or resulting from any of the foregoing actions, including any Crane Historical Party’s terminated, divested, or discontinued businesses, operations, or activities;

(b) used by any Third Party in conjunction with, in connection with, adjacent to, next to, or in some relationship with any other product or material (whether or not itself containing asbestos or asbestos-containing products or materials) manufactured, assembled, designed, sold, distributed installed, handled, used, specified, recommended, branded, endorsed, disposed of, or removed by any Crane Historical Party;

(c) relating to services, instructions, warnings, recommendations, actions, or operations provided, completed, or performed (or that allegedly ought to have been provided, completed, updated, or performed but allegedly were not) by or on behalf of any Crane Historical Party;

(d) present or formerly present at any facility, building, manufacturing plant, or other real property actually or allegedly owned, leased, occupied, controlled, or utilized by any Crane Historical Party, in each case formerly, currently, or after the Closing;

(e) for which any Crane Historical Party otherwise is or is alleged to have liability under Contract or Law (including Law created or coming into force after the Closing), whether or not arising from acts or omissions of such Crane Historical Party, including:

(i) alleged liability for conspiracy; voluntary or negligent undertaking; failure to warn of conduct by another Person or hazards associated with another Person’s products, actions, or omissions; common or joint enterprise; or market-share liability,

(ii) liability for actual or alleged involvement in industrial standard-setting, information-sharing, lobbying, or similar activities, or in enterprises organized for or conducting such activities,

(iii) liability for indemnification, contribution, or other reimbursement, whether under Contract or under Law, and

(iv) liability as transferee of a Person having actual or alleged liability arising from or attributable to asbestos or asbestos-containing products or materials; or

(f) for which Seller or any actual or alleged agent or predecessor of Seller is or is alleged to have liability based on actual or alleged status as successor to any Crane Historical Party or as transferee of any property of any Crane Historical Party or on the basis of actual or alleged possession or awareness of facts or information actually or allegedly possessed or formerly possessed by any Crane Historical Party.

For purposes of this definition of “Asbestos Claim,” (a) all references to “any Crane Historical Party” include any actual or alleged agent or predecessor of Company (including any company that merged into Company in the Reorganization Transactions and any actual or alleged agent or predecessor thereof), (b) “asbestos-containing” shall include products or materials in which asbestos fibers were or are alleged to have been an accidental, incidental, unknown, unintended, or undesired inclusion or contaminant, (c) “products or materials” include fibers, dust, waste, or other residue resulting from actions performed on, or the deterioration or decay of, asbestos-containing products or materials, (d) the entirety of a claim for Losses that actually or allegedly in part arises from or is attributable to asbestos or asbestos-containing products or materials shall be an “Asbestos Claim,” and (e) all references to actions, activities, or omissions by any Crane Historical Party include actions, activities, and omissions of the Company occurring after the Closing.

“Asbestos Insurance Rights” shall mean any rights under insurance policies, coverage-in place agreements, or other contracts or rights relating to insurance policies under which any Crane Historical Party has rights as an insured, additional insured, successor, beneficiary, or otherwise, in each case if and to the extent that they provide coverage, rights to coverage, the benefits of waivers or releases by others to claims for coverage, or other insurance-related benefits for or relating to Asbestos Claims, provided, however, that Asbestos Insurance Rights shall not include Crane Ltd. Asbestos Insurance Rights.

“Business Day” means any day except a Saturday, a Sunday or other day on which banking institutions in New York, New York are authorized or required by Law to be closed.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation, arbitration, hearing, audit or suit, including as commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any other Person.

“Claims Database” means the claims database managed by PACE Claims Services, LLC on behalf of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement between Parent, the Company, Global Risk Capital Holdings LLC and Fortress Investment Group LLC, dated as of May 23, 2022.

“Constituent Documents” means, with respect to any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means, with respect to any Person, every contract, agreement, undertaking, deed, instrument, covenant, pledge, subcontract, settlement agreement, lease, note, option, warranty, license, sublicense, arrangement, course of dealing, or other commitment, written or unwritten, to which such Person is a party or to which any of such Person’s assets are bound, in each case, including all amendments, supplements or other modifications thereto.

“Crane Asbestos Insurance Program” shall mean the historical primary general liability policies issued to “Crane Co.” on or before July 1, 1985 and historical excess liability insurance policies issued to “Crane Co.” on or before July 1, 1984, as set forth on Section 6.16(a) of the Disclosure Schedules.

“Crane Historical Parties” shall mean each of (i) Crane Holdings, (ii) the Company (including the prior business forms thereof, Crane Co. and Crane LLC), (iii) any entity merged into the Company prior to the Closing, including the entities set forth on Section 6.16(b) of the Disclosure Schedules, (iv) any entity owned directly by the Company prior to the Closing (and each direct or indirect Subsidiary thereof), including the entities set forth on Section 6.16(c) of the Disclosure Schedules, (v) any actual or alleged past or present Subsidiary, Affiliate, or Representative of any of the foregoing, and (vi) any successor to or permitted assignee of any Person described in items (i) through (v).

“Crane Ltd. Asbestos Claims” means Asbestos Claims against Crane Ltd.

“Crane Ltd. Asbestos Insurance Rights” shall mean any and all rights of Crane Ltd. under or in connection with the Crane Ltd. UK EL Insurance Program in relation to Crane Ltd. Asbestos Claims.

“Crane Ltd. UK EL Insurance Program” shall mean the policies of employer’s liability insurance under which Crane Ltd. is, or may be, insured as against Crane Ltd. Asbestos Claims, as set forth on Section 6.16(d) of the Disclosure Schedules.

“Disclosure Schedules” means the Disclosure Schedules attached hereto, dated as of the date of this Agreement, delivered by Seller to Buyer in connection with this Agreement.

“Environmental Claims” means any Claims, Orders, notices or information requests received from or made by any Governmental Authority or other Person regarding any actual or alleged violation of or liability under any Environmental Laws; provided that in no event shall any Asbestos Claims or Unidynamics/Resistoflex Environmental Claims be considered Environmental Claims for any purpose under this Agreement.

“Environmental Law” means any Law relating to pollution, protection, or restoration of or prevention of harm to the environment or natural resources, including any Law relating to the use, handling, transportation, treatment, storage, disposal, release, or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety with respect to exposures to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).

“Exclusivity Letter” means the exclusivity letter between Fortress Credit Advisors LLC, Global Risk Capital LLC and Parent, dated as of July 29, 2022.

“Fraud” means actual and intentional common law fraud (but not, for the avoidance of doubt, fraud based on constructive knowledge, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party or its Representatives, as determined in accordance with the Laws of the State of Delaware, with respect to the making of any representation or warranty by such Party set forth in this Agreement.

“Fundamental Representations” means (i) in respect of Seller’s indemnification obligations under Section 5.2(a)(i), the representations and warranties set forth in Sections 2.1, 2.2, 2.3 and 2.4, and (ii) in respect of the indemnification obligations of Buyer and Company under Section 5.2(b)(i), the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States federal, state, territorial, municipal, or local government or any foreign, international, or multinational government, or province or political subdivision or territory thereof, or any supranational organization (e.g., the European Union) or authority or any authority, agency, bureau, commission, department, entity, or instrumentality entitled to exercise any administrative, constitutional, executive, judicial, legislative, policy, regulatory, or taxing power, and any executive official thereof, or any court or tribunal (or any department, bureau, or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.

“Group” shall mean, with respect to a Person, that Person and that Person’s Subsidiaries.

“Hazardous Material” shall mean any chemical, material, substance, waste, pollutant, or contaminant that could give rise to liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor, or electromagnetic) that could cause harm to human health or the environment, including but not limited to petroleum, petroleum products and byproducts, urea formaldehyde foam insulation, electronic, medical, or infectious wastes, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons, and all other ozone-depleting substances; provided, however, that asbestos and asbestos- containing products or materials (as such terms are used in the definition of Asbestos Claims) shall not be Hazardous Materials for purposes of this Agreement, and any Asbestos Claim shall not be considered a claim with respect to Hazardous Materials or Environmental Laws.

“Indebtedness” means, with respect to any Person, as of any specified time, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or penalties payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations and liabilities (whether or not contingent) of such Person or its Subsidiaries (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) in respect of letters of credit, bankers’ acceptances or similar credit transactions, (iv) for the deferred purchase price of assets, property, securities or services, the maximum amount of any contingent purchase price obligations or “earn-out” obligations in connection with any acquisition, whether by merger, equity purchase, asset acquisition or otherwise (including any purchase price adjustment payments) and all obligations of such Person under conditional sale or other title retention agreements, (v) arising under any interest rate, currency or other hedging agreement and any other arrangement designed to provide protection against fluctuations in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (vi) any amounts due under leases required to be treated as capital or financial leases under GAAP or classified as a capital or financial lease in the Company Accounts and (vii) directly or indirectly guaranteeing any obligations of any other Person of the type described in the foregoing clauses (i) through (vi). For the avoidance of doubt, any Asbestos Claims shall not be considered “Indebtedness” hereunder.

“Insurance Proceeds” means all proceeds actually recovered under the Unidynamics/Resistoflex Environmental Insurance Program or the Crane Asbestos Insurance Program, as applicable.

“Intellectual Property” means all worldwide intellectual property rights, including all (i) patents, patent applications and inventions, (ii) trademarks, service marks, corporate names, trade names, domain names, social and mobile media identifiers, logos, trade dress, design rights, and other designations of source or origin, together with the goodwill symbolized by any of the foregoing, and (iii) copyrights.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) with respect to Seller, the persons set forth on Section 6.16(e) of the Disclosure Schedules and (b) with respect Buyer, the persons set forth in Section 6.16(f) of the Disclosure Schedules.

“Law” means any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign, international, multinational, supranational, common-law, equitable doctrine, or other law, treaty, statute, constitution, compact, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation or ruling enacted, adopted, issued, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority, including any that are created or come into force after the Closing.

“Liabilities” means all debts, guarantees, assurances, commitments, responsibilities, Losses, remediation, penalties, sanctions, attorneys’ fees and interest of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Claim, demand, action, or order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Lien” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, charge, encumbrance, or security interest of any kind or nature whatsoever.

“Losses” means all actual direct or indirect claims, liabilities, obligations, settlements, losses, fines, costs, expenses, Taxes, judgements, payments, deficiencies or damages (including out-of-pocket expenses and fees and expenses of professional advisors including attorneys).

“Order” means any order, writ, consent, decree, injunction, determination, judgment, award, injunction or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Permit” means any governmental license, waiver, permit, certificate, registration or authorization.

“Person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, or any Governmental Authority.

“Project Red Confidential Information Memorandum” means the confidential information memorandum prepared in connection with Project Red and provided to Buyer.

“Project Red Data Room” means the virtual data room established by the Company in relation to the transactions contemplated by this Agreement.

“Recovery Rights” shall mean any and all rights, remedies, titles, privileges, interests, claims, demands, or entitlements to any proceeds, payments, initial or supplemental dividends, scheme payments, supplemental scheme payments, causes of action, and choses in action under, for or related to the Insurance Policies or the Third Party Assumption Obligations whether now existing or hereafter arising, accrued, unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys, or other representatives.

“Resistoflex” means the Resistoflex Corporation, ownership of which was acquired by UMC Industries, Inc. by merger of Resistoflex Corporation and Universal Merchandizing Equipment Corporation on or about May 31, 1978, as well as its predecessors and, if different, that certain corporation identified as “Resistoflex Corporation” in Exhibit 22 of the Annual Report on Form 10-K of UMC Industries, Inc. for the fiscal year ended December 31, 1981, and all predecessors to that certain corporation.

“Sanctioned Person” means a Person that is (i) the subject of Sanctions, (ii) a Governmental Authority of, located or resident in or organized or doing business under the laws of a country or territory which is the subject of comprehensive, country- or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria, or the Crimea, Donetsk, and Luhansk regions of Ukraine), or (iii) owned or controlled by, or acting on behalf of, any of the foregoing.

“Sanctions” means those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (i) the United States (including the U.S. Department of the Treasury, Office of Foreign Assets Control) and the U.S. Department of State or (ii) other applicable governmental bodies with sanctions authority over the Company.

“Solvent” means, with respect to any Person (a) the assets of such Person, at a Fair Valuation, exceed its Debts (including contingent Liabilities); (b) the Present Fair Salable Value of the assets of such Person is more than the amount that will be required to pay its probable liability on its existing Debts as they become absolute and matured; (c) such Person should be able to pay their respective Debts (including contingent Liabilities) as they become due; and (d) such Person will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management has indicated it intends to engage. As used in the definition of the term “Solvent” the following terms have the definitions indicated below:

(i) “Fair Valuation” means the aggregate amount for which assets of an entity would change hands between an independent willing buyer and an independent willing seller, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

(ii) “Present Fair Salable Value” means the aggregate amount of net consideration (giving effect to reasonable and customary costs of sale or taxes) that could be expected to be realized from a willing buyer by a willing seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.

(iii) “Debt” and “Liability” (for the avoidance of doubt, solely as used in the definition of “Solvent”) means a liability or a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

(iv) “Not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management has indicated it intends to engage” and “able to pay its Debts (including contingent Liabilities) as they become due” means having the ability to generate enough cash from investments, operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including contingent Liabilities) as they become due.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership, or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has (i) the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body or (ii) the power to vote, either directly or indirectly, sufficient securities to elect half of the board of directors or similar governing body and a casting vote with respect to decisions of such board of directors or similar governing body.

“Surviving Reorganization Documents” means those Reorganization Documents described in (and subject to the limitations set forth in) Section 6.16(g) of the Disclosure Schedules.

“Tax Distributions” means for any taxable period (or portion thereof) during which the Company files a consolidated, combined, unitary or similar type income tax return with any direct or indirect parent corporation of the Company, distributions or other payments (including payments pursuant to a tax sharing agreement) by the Company to such parent corporation to permit such parent corporation to pay federal and state income taxes for such taxable period (or portion thereof), to the extent attributable to any taxable income of the Company and any Subsidiary of the Company; provided that for each such taxable period, the amount of such distributions or other payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the Company and its Subsidiaries would have been required to pay if they were a stand-alone group of corporate taxpayers filing on a combined unitary or consolidated basis, taking into account any carryforward of capital losses, net operating losses and other tax attributes that would apply to such stand-alone group.

“Tax Return” means any report, return, document, declaration or other information or filing that is filed or required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including, without limitation, information returns, declarations of estimated Taxes, amended returns or claims for refunds (and any attachments thereto).

“Taxes” means any and all federal, state, local, foreign or other taxes, charges, fees, levies, or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including any income, franchise, alternative minimum, gains, intangible, windfall or other profits, gross receipts, property, capital, sales, use, transfer, registration, property, inventory, license, capital stock, payroll, employment, unemployment, disability, social security, workers’ compensation, severance, stamp, customs, duties, occupation, premium or net worth, excise, escheat, withholding, ad valorem, value added, estimated or other tax, charge, fee, levy, or other assessments of any kind that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Authority.

“Third Party” shall mean any Person (including a Governmental Authority) other than Seller, the Company, Buyer and their respective Groups.

“Third Party Assumption Obligation” means any indemnity agreement, assumption agreement or any other agreement, or statutory, equitable, or common-law right, that may provide for the indemnity, contribution, and/or assumption by a Third Party of Losses of any sort whatsoever (including Asbestos Claims).

“Transaction Document” means, collectively, this Agreement, the Exclusivity Letter and all agreements, certificates and instruments contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unidynamics” means Unidynamics Corporation (formerly known as UMC Industries, Inc. and Universal Match Corporation), which was acquired by Crane Co. on or about March 28, 1985, and thereafter merged into Crane Co. on or about December 31, 1996.

“Unidynamics/Resistoflex Environmental Claims” shall mean any claim of liability arising from or relating to any Unidynamics/Resistoflex Environmental Liabilities; provided, however, that Unidynamics/Resistoflex Environmental Claims shall not include any Asbestos Claims.

“Unidynamics/Resistoflex Environmental Insurance Program” shall mean the historical general primary and excess liability insurance policies issued to Unidynamics, Resistoflex, or both, prior to April 1, 1985, as set forth in Section 6.16(h) of the Disclosure Schedules.

“Unidynamics/Resistoflex Environmental Insurance Rights” shall mean any rights under insurance policies, coverage-in-place agreements, or other contracts or rights relating to insurance policies under which any Crane Historical Party has rights as an insured, additional insured, successor, beneficiary, or otherwise, in each case if and to the extent that they provide coverage, rights to coverage, the benefits of waivers or releases by others to claims for coverage, or other insurance-related benefits for or relating to any Unidynamics/Resistoflex Environmental Claims.

“Unidynamics/Resistoflex Environmental Liabilities” shall mean any Liabilities arising out of or in connection with any Environmental Law in respect of Unidynamics or Resistoflex including, without limitation, any such Liabilities arising out of in on connection with the premises or operations set forth on Section 6.16(i) of the Disclosure Schedules.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, all as of the date first written above.

Crane Company

By:	/s/ Anthony D’Iorio
Name:	Anthony D’Iorio
Title:	Senior Vice President, General Counsel and
Secretary

Redco Corporation

By:	/s/ Anthony D’Iorio
Name:	Anthony D’Iorio
Title:	Senior Vice President, General Counsel and
Secretary

Crane Holdings, Co., solely for purposes of the Guaranty set forth in Section 6.14

By:	/s/ Max H. Mitchell
Name:	Max H. Mitchell
Title:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Spruce Lake Liability Management Holdco LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

[Signature Page to Stock Purchase Agreement]